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                                SEVENTH AMENDMENT
                                       TO
                          EXPENSE LIMITATION AGREEMENT

THIS SEVENTH AMENDMENT ("Amendment") to the Expense Limitation Agreement, as previously amended ("Agreement") between ICON Funds (the "Trust") and ICON Advisers, Inc. (the "Adviser") is made this 16th day of May 2006.

WHEREAS, the Trust and the Adviser entered into an Agreement whereby the Adviser agreed to pay expenses related to Class I, Class C and Class Z shares of the ICON Covered Call Fund, ICON Equity Income Fund, ICON Long/Short Fund, ICON International Equity Fund, and Class C, Class I and Class Z Shares of the ICON Bond Fund to the extent that Total Fund Operating Expenses of each class of the Funds exceeded the limits set forth in Schedule A to the Agreement; and

WHEREAS, the Trust and the Adviser wish to amend the Expense Limitation Agreement to address the Adviser's voluntary agreement to pay expenses related to Class A and Class C shares of the ICON Covered Call Fund, ICON Equity Income Fund, ICON Long/Short Fund, ICON International Equity Fund, and Class A shares of the ICON Europe Fund and ICON Asia-Pacific Region Fund to the extent that Total Fund Operating Expenses of each class of the Funds exceeded the limits set forth in Schedule A to the Agreement;

NOW, THEREFORE, in exchange for the mutual promises and other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser agree as follows.

The Adviser agrees to pay Fund expenses to the extent that Total Fund Operating Expenses of each Fund/Class of the Funds exceeds the limits set forth in Schedule A to this Agreement.

The Trust and the Adviser are aware of the limitations on allocating advisory or custodial fees or other expenses related to the management of the company's assets set forth in Rule 18f-3 under the Investment Company Act of 1940 and the Trust's Expense Allocation Plan adopted pursuit thereto. The parties note
Section 3 of the Plan which provides:

3.   ALLOCATION OF EXPENSES

     (a) The following expenses may be allocated, to the extent practicable, on a Class-by-Class basis: (1) fees under a Distribution Plan and Shareholder Services Plan; (2) Blue Sky registration fees incurred by a specific Class; (3) expenses incurred in connection with any meeting of shareholders of a particular class, (4) litigation expenses incurred with respect to matters affecting only a particular class; and (5)

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          any other expenses that the Board determines shall be allocated on a
          Class-by-Class basis.

     (b) OTHER ALLOCATIONS. All other expenses of a Series shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset of the Series.

     Notwithstanding the foregoing, the distributor or advisor of a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.

In light of the foregoing, the Trust and the Adviser agree that the Adviser's payment of Fund/Class expenses under this Agreement are to be monitored to assure compliance with Rule 18f-3 limitations.

This expense limitation agreement may be terminated at any time after January 31, 2016 upon 30 days' written notice of termination to the Funds' Board of Trustees.

The Adviser is entitled to reimbursement from a Fund of any expenses waived pursuant to this amendment if such reimbursement does not cause the Fund to exceed existing expense limitations and the reimbursement is made within three years after the expenses were reimbursed or absorbed.

The Trust and the Adviser hereby amend the Agreement to extend its term through January 31, 2016. All other terms of the Agreement shall remain in full force and effect.

ICON FUNDS                              ICON ADVISERS, INC.



By: /s/ Erik L. Jonson                  By: /s/ Craig Callahan
    ---------------------------------       ------------------------------------

Name: Erik L. Jonson                    Name: Craig Callahan
      -------------------------------         ----------------------------------

Title: EVP & CFO                        Title: President
       ------------------------------          ---------------------------------

Dated May 16, 2006